Exhibit 5

(Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP)

August 22, 2001

United National Bancorp
1130 Route 22 East
Bridgewater, New Jersey 08807

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by United National Bancorp (the “Company”) relating to 1,000,000 shares of the Company’s Common Stock, $1.25 par value (the “Securities”) to be offered pursuant to the 2001 Officer Long-Term Equity Plan and the 2001 Non-Employee Director Long-Term Equity Plan (collectively referred to as the “Plans”).

        We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

        Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (including the Prospectuses which are not filed herewith) and the Plans and for the consideration determined in accordance with the terms of the Plans, the Securities will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, PITNEY, HARDIN, KIPP & SZUCH, LLP